Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Form S-8 File No. 333-118897 and File No. 333-113420 and Form F-3 File No. 333-111019 and File No. 333-119998 and File No. 333-126257) of Pointer Telocation Ltd., and its subsidiaries of our report dated May 31, 2007, relating to the consolidated financial statements of Pointer Telocation Ltd. included in the Annual Report on Form 20-F for the year ended December 31, 2006 filed with the Securities and Exchange Commission on May 31, 2007.

/s/ Kost Forer Gabbay & Kasierer, A member of Ernst & Young Global

May 31, 2007
Tel Aviv, Israel